Exhibit 99.1

News Release

Air Products and Chemicals, Inc.
7201 Hamilton Boulevard
Allentown, PA 18195-1501

Air Products Announces Acceleration of Actions to Lower Its Cost Structure

The company will host a teleconference on this announcement at 9:00 a.m. EST today.
Access it by dialing 416-642-5212 and entering passcode 5689240 or listen on the Web: www.airproducts.com/Invest/financialnews/confcall.htm. A replay will be available beginning at 12:00 p.m. EST on December 16 through midnight December 23, 2008.

LEHIGH VALLEY, Pa. (December 16, 2008) – Air Products (NYSE:APD) today announced that it will take a restructuring charge to earnings in its fiscal 2009 first quarter to move to a lower cost structure and better align its businesses to reflect rapidly declining economic conditions around the world. The company also announced that it is revising its earnings outlook for its fiscal 2009 first quarter.

The pre-tax charge to earnings in the first quarter is expected to be in the range of $140 to $160 million, or approximately $0.43 to $0.50 per share. About three-quarters of this restructuring charge is for severance costs related to the elimination of approximately 1,300 positions, or about seven percent of Air Products’ global workforce. The reductions are targeted at reducing overhead and infrastructure costs, reducing and refocusing elements of the company’s technology and business development spending, and lowering its plant operating costs. The remainder of the restructuring charge is for business exits and asset management actions.

The restructuring charge is expected to reduce fixed costs by approximately $50 million in fiscal 2009, with savings expected to exceed $110 million in fiscal 2010 and beyond.

Chairman, President and Chief Executive Officer John McGlade said, “These cost-reduction actions are necessary to reach our margin improvement goals. They are also in response to declining business conditions around the world. This is clearly one of the weakest business environments we have seen across our end-markets. However, our financial position remains strong, and with a significant portion of our business under medium- and long-term supply contracts, we expect to continue generating strong cash flow.”

The company also posted its quarter-to-date sales through November on its website at www.airproducts.com/Invest/financialnews/current.htm. Sales were down six percent, principally due to a falloff in consumer demand for semiconductors and liquid crystal displays impacting demand in Air Products’ Electronics business, and a negative currency impact, as the dollar has strengthened.

Based on current financial data, fiscal 2009 first quarter diluted earnings per share (EPS) from continuing operations is now expected to be in the range of $0.95 to $1.00, excluding the restructuring charge.

Air Products plans to provide full fiscal 2009 first quarter financial results on Wednesday, January 21, 2009 and will issue a press release later this month with the teleconference details.

Air Products (NYSE: APD) serves customers in industrial, energy, technology and healthcare markets worldwide with a unique portfolio of atmospheric gases, process and specialty gases, performance materials, and equipment and services. Founded in 1940, Air Products has built leading positions in key growth markets such as semiconductor materials, refinery hydrogen, home healthcare services, natural gas liquefaction, and advanced coatings and adhesives. The company is recognized for its innovative culture, operational excellence and commitment to safety and the environment. Air Products has annual revenues of over $10 billion, operations in more than 40 countries, and 21,000 employees around the globe. For more information, visit http://www.airproducts.com.

NOTE: The information above contains “forward-looking statements” within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s reasonable expectations and assumptions as of the date of this document regarding important risk factors. Actual performance and financial results may differ materially from projections and estimates expressed in the forward-looking statements because of many factors, including, without limitation, continuing deterioration in economic and business conditions; weakening demand for the company’s products, future financial and operating performance of major customers and industries served by the Company; unanticipated contract terminations or customer cancellations or postponement of projects and sales; asset impairments due to economic conditions or specific product or customer events; the impact of competitive products and pricing; interruption in ordinary sources of supply of raw materials; the ability to recover unanticipated increased energy and raw material costs from customers; costs and outcomes of litigation or regulatory activities; consequences of acts of war or terrorism impacting the United States’ and other markets; the effects of a pandemic or epidemic or a natural disaster; charges related to current portfolio management and cost reduction actions; the success of implementing cost reduction programs and achieving anticipated acquisition synergies; the timing, impact, and other uncertainties of future acquisitions or divestitures; the ability to attract, hire and retain qualified personnel in all regions of the world where the Company operates; significant fluctuations in interest rates and foreign currencies from that currently anticipated; the continued availability of capital funding sources in all of the Company’s foreign operations; the impact of new or changed environmental, healthcare, tax or other legislation and regulations in jurisdictions in which the Company and its affiliates operate; the impact of new or changed financial accounting standards; and the timing and rate at which tax credits can be utilized. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this document to reflect any change in the Company’s assumptions, beliefs or expectations or any change in events, conditions or circumstances upon which any such forward-looking statements are based.

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Media Inquiries:

Betsy Klebe, tel: (610) 481-4697; e-mail: kleebel@airproducts.com.

Investor Inquiries:

Nelson Squires, tel: (610) 481-7461; e-mail: squirenj@airproducts.com.